Exhibit 4.1

MEDICINOVA, INC.

REGISTRATION RIGHTS AGREEMENT

MEDICINOVA, INC.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of August 22, 2012, by and between MediciNova, Inc., a Delaware corporation (the “Company”), and Redington, Inc. (“Redington”). The Company and Redington may be referred to hereinafter collectively as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, in connection with the issuance to Redington of that certain Warrant, dated as of even date herewith, to purchase shares of Common Stock of the Company (the “Warrant”) pursuant to the terms of that certain Engagement Agreement dated as of the date hereof (the “Engagement Agreement”), the parties desire to enter into this Agreement in order to grant registration rights to Redington as set forth below.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.     DEFINITIONS.

Capitalized terms used herein and not defined elsewhere herein have the meanings set forth in Exhibit A.

SECTION 2.     RESTRICTIONS ON TRANSFER.

Redington shall not, directly or indirectly, sell, assign, transfer, pledge, hypothecate, or otherwise deal with or encumber or dispose of in any way the Shares or Registrable Securities, whether in whole or in part, voluntarily or involuntarily, by operation of law or otherwise (each a “Transfer”), except in accordance with the terms and conditions set forth in this Section 2.

2.1 Restrictions on Transfer. Except as set forth in Section 2.2, Redington agrees not to make any Transfer of the Shares or Registrable Securities unless and until Redington is entitled to acquire the Shares pursuant to the Warrant due to satisfaction of the performance vesting criteria set forth therein, and:

(a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)(i) The transferee has agreed in writing to be bound by the terms of this Agreement, (ii) Redington will have notified the Company of the proposed Transfer and will

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have furnished the Company with a detailed statement of the circumstances surrounding the proposed Transfer, and (iii) if reasonably requested by the Company, Redington will have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances. The Company will not require any transferee pursuant to Rule 144 to be bound by the terms of this Agreement if the shares so transferred do not remain Registrable Securities hereunder following such transfer.

2.2 Exempt Transfers. Notwithstanding the provisions of Section 2.1 above, no such restriction will apply to:

(a) a Transfer by Redington to an affiliate of Redington; provided, however, that (i) such affiliate must have the resources, assets, experience, qualifications, permits and other rights necessary to perform under this Agreement and (ii) the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if it were an original Party hereunder.

(b) a Transfer pursuant to a Change of Control of Redington.

2.3 Stock Legends. Each certificate representing Shares or Registrable Securities will be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

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(a) The Company will be obligated to promptly reissue unlegended certificates at the request of Redington if Redington has obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above will be removed only at such time as Redington is no longer subject to any restrictions hereunder.

(b) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities will be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

SECTION 3.     REGISTRATION RIGHTS; MARKET STAND-OFF.

3.1 Piggyback Registrations. The Company will notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement relating to secondary offerings of securities of the Company under the Securities Act for purposes of a public offering of securities of the Company (excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it will, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice will state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder will nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If the registration statement of which the Company gives notice under this Section 3.1 is for an underwritten offering, the Company will so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 3.1 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting will enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting will be allocated, first, to any holders of registration rights granted by the Company prior to the date of this Agreement and second to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders. If any Holder disapproves of the terms of any such

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underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting will be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons will be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” will be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Right to Terminate Registration. The Company will have the right to terminate or withdraw any registration initiated by it under this Section 3.1 whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration will be borne by the Company in accordance with Section 3.2 hereof.

3.2 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 3.1 herein will be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, will be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. If the Holders are required to pay the Registration Expenses, such expenses will be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested.

3.3 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company will, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to thirty (30) days or, if earlier, until the Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use of any registration statement (and the Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company will exercise its right to delay the filing or effectiveness or suspend the use of a registration hereunder, the applicable time period during which the registration statement is to

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remain effective will be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the Holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent will not be unreasonably withheld. If so directed by the Company, all Holders registering shares under such registration statement will (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their commercially reasonable efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company will not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as will be reasonably requested by the Holders; provided that the Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting will also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use commercially reasonable efforts to amend or supplement such prospectus in order to cause such

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prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Use its commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

3.4 Delay of Registration; Furnishing Information.

(a) No Holder will have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

(b) It will be a condition precedent to the obligations of the Company to take any action pursuant to Section 3.1 that the selling Holders will furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as will be required to effect the registration of their Registrable Securities.

3.5 Indemnification. In the event any Registrable Securities are included in a registration statement under Section 3.1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, stockholders, officers and directors of each Holder, as applicable, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by

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such registration statement; and the Company will reimburse each such Holder, partner, member, stockholder, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 3.5(a) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent will not be unreasonably withheld, nor will the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder, as applicable, selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 3.5(b) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent will not be unreasonably withheld; provided further, that in no event will any indemnity under this Section 3.5 exceed the net proceeds from the offering actually received by such Holder, as applicable.

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(c) Promptly after receipt by an indemnified party under this Section 3.5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party will have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action will relieve such indemnifying party of any liability to the indemnified party under this Section 3.5 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.5.

(d) If the indemnification provided for in this Section 3.5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event will any contribution by a Holder, as applicable, hereunder exceed the net proceeds from the offering received by such Holder, as applicable.

(e) The obligations of the Company and Holders under this Section 3.5 will survive completion of any offering of Registrable Securities, as applicable, in a registration statement and, with respect to liability arising from an offering to which this Section 3.5 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, will, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

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3.6 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 3 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, stockholder or other affiliate of a Holder that is a corporation, partnership or limited liability company, (b) acquires all of such Holders Registrable Securities in connection with the sale of all or substantially all of such Holder’s business, or (c) is an entity affiliated by common control (or other related entity) with such Holder provided, however, (i) the transferor will, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee will agree to be subject to all restrictions set forth in this Agreement.

3.7 “Market Stand-Off” Agreement. Each Holder hereby agrees that such Holder, as the case may be, will not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the lock-up period following the effective date of the registration statement pertaining to the public offering as the underwriters or the Company will request (or such longer period, not to exceed 34 days after the expiration of the lock-up period, as the underwriters or the Company will request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor rule); provided, that all officers, directors of the Company and all stockholders of the Company holding in the aggregate at least 1% of the Company’s equity securities on a fully-diluted basis are bound by and have entered into similar agreements. The obligations described in this Section 3.7 will not apply to a Special Registration Statement.

3.8 Agreement to Furnish Information. Each Holder hereby agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with such Holder’s obligations under Section 3.7, as applicable, or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder will provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 3.7 and this Section 3.8 will not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said day period. Each Holder agrees that any transferee of any shares of Registrable Securities will be bound by Sections 3.7 and 3.8. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 3.7 and 3.8 and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

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3.9 Rule 144 Reporting. With a view to making available to the Holders, as applicable, the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, as applicable, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the SEC; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

3.10 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 3.1 hereof will terminate upon the earlier of: (i) the date three (3) years following the date of this Agreement; or (ii) such time as all Registrable Securities held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period. Upon such termination, the Shares will cease to be “Registrable Securities” hereunder for all purposes.

SECTION 4.     MISCELLANEOUS.

4.1 Governing Law. This Agreement will in all respects be governed by and construed in accordance with the substantive laws of the State of California, without regard to its choice of law rules.

4.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and will inure to the benefit of and be enforceable by each person who will be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

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4.3 Entire Agreement. This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement between the Company and Redington with respect to the specific subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties with respect to such specific subject matter. No party hereto will be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth herein.

4.4 Severability. If one or more provisions of this Agreement are held by a proper court or arbitral tribunal to be unenforceable under applicable law, the unenforceable portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, will be severed herefrom, and the balance of this Agreement will be enforceable in accordance with its terms.

4.5 Amendment and Waiver. Except as otherwise expressly provided, this Agreement may be amended or modified, and the rights and obligations under this Agreement may be waived, only upon the written consent of the Company and Redington.

4.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement will impair any such right, power, or remedy, nor will it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, will be cumulative and not alternative.

4.7 Notices. Except where otherwise specifically provided in this Agreement, all notices, requests, consents, approvals and statements will be in writing and will be deemed to have been properly given by (i) personal delivery, (ii) electronic facsimile transmission, (iii) electronic mail, or by (iv) nationally recognized overnight courier service, addressed in each case, to the intended recipient as set forth below:

To the Company:	MediciNova, Inc. 4350 La Jolla Village Drive Suite 950 San Diego, California 92122 Attention: Yuichi Iwaki, MD, CEO

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With a copy to:	Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 Attention: Barbara Borden, Esq.

To Redington:	Redington, Inc. 49 Richmondville Avenue Westport, CT 06880 Attention: Thomas Redington, President

Such notice, request, demand, claim or other communication will be deemed to have been duly given on (a) the date of personal delivery, (b) the date actually received if by facsimile or electronic mail; or (c) on the third business day after delivery to a nationally recognized overnight courier service, as the case may be. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

4.8 Fees and Expenses. Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. For purposes of this Section 4.8, “prevailing party” means the net winner of a dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other Party. If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the prevailing party from the date of the offer forward.

4.9 Titles and Subtitles; Form of Pronouns; Construction and Definitions. The titles of the Sections and paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement. All pronouns used in this Agreement will be deemed to include masculine, feminine and neuter forms, the singular number includes the plural and the plural number includes the singular and will not be interpreted to preclude the application of any provision of this Agreement to any individual or entity. Unless the context otherwise requires, (i) each reference in this Agreement to a designated “Section,” “Schedule,” “Exhibit,” or “Appendix” is to the corresponding Section, Schedule, Exhibit, or Appendix of or

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to this Agreement; (ii) the word “or” will not be applied in its exclusive sense; (iii) “including” will mean “including, without limitation”; (iv) references to “$” or “dollars” will mean the lawful currency of the United States; and (v) “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. References in this Agreement to particular sections of the Securities Act or to any provisions of California law will be deemed to refer to such sections or provisions as they may be amended or succeeded after the date of this Agreement.

4.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument, and will become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

4.11 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.12 Specific Performance. The failure of either party to this Agreement to perform its agreements and covenants hereunder, including but not limited to Section 3, may cause irreparable injury to the other party to this Agreement for which monetary damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any Party’s obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this Section 4.12 is without prejudice to any other rights that the Company and Redington may have for any failure to perform this Agreement.

4.13 Termination. This Agreement will terminate and be of no further force or effect upon the earlier of (i) a Liquidation Event, Acquisition or Asset Transfer, (ii) the termination of the Engagement Agreement (pursuant to the terms thereof), or (iii) the date three (3) years following the date of this Agreement.

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13.

IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

MEDICINOVA, INC.

By:	/S/ YUICHI IWAKI
Name:	Yuichi Iwaki
Title:	President & CEO

REDINGTON, INC.

By:	/S/ THOMAS REDINGTON
Name:	Thomas Redington
Title:	President

August 22, 2012

1.

EXHIBIT A

DEFINITIONS

1.1 “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

1.2 “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company and any of its subsidiaries, on a consolidated basis.

1.3 “Change of Control” means, with respect to Redington, the earlier of (x) the public announcement of and (y) the closing of: (a) a merger, reorganization or consolidation involving Redington in which its shareholders immediately prior to such transaction would hold less than 50% of the securities or other ownership or voting interests representing the equity of the surviving entity immediately after such merger, reorganization or consolidation, or (b) a sale to a third party of all or substantially all of Redington’s assets or business relating to this Agreement. Redington will notify the Company within two (2) Business Days of entering into an agreement which, if consummated, would result in a Change of Control.

1.4 “Common Stock” means the Common Stock of the Company.

1.5 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.6 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.7 “Holder” means Redington so long as it owns of record Registrable Securities that have not been sold to the public, or any assignee of record of such Registrable Securities in accordance with Section 3.6 hereof.

1.8 “Liquidation Event” shall mean any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary.

1.9 “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.10 “Registrable Securities” means (a) the Shares and (b) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities will not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144, (ii) sold in a private transaction in which the transferor’s rights under Section 3 of this Agreement are not assigned or (iii) eligible for resale pursuant to Rule 144 without volume limitations.

1.11 “Registration Expenses” means all expenses incurred by the Company in complying with Section 3.1, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which will be paid in any event by the Company).

1.12 “Rule 144” means Rule 144 promulgated under the Securities Act, as in effect from time to time.

1.13 “SEC” means the Securities and Exchange Commission.

1.14 “Securities Act” means the Securities Act of 1933, as amended.

1.15 “Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale.

1.16 “Shares” means the shares of Common Stock of the Company issuable pursuant to the Warrant.

1.17 “Special Registration Statement” means (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

A-1